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                                                                    EXHIBIT 5(c)


                         [D'Amato & Maloney Letterhead]

                                 April 1, 1996

Hawaiian Electric Industries, Inc.
900 Richards Street
Honolulu, Hawaii  96813

          Re:  Hawaiian Electric Industries Retirement Savings Plan
               ----------------------------------------------------

Ladies and Gentlemen:

     Hawaiian Electric Industries, Inc., (the "Company") is preparing to file with the United States Securities and Exchange Commission a Form S-8 Registration Statement (the "Registration Statement") under the Securities Act of 1933. The Registration Statement covers 5,000,000 shares of common stock without par value of the Company offered under a Prospectus for the Hawaiian Electric Industries Retirement Savings Plan (the "Plan") and an indeterminate number of interests in the Plan. The Registration Statement will be filed April 1, 1996. Federal securities law requires the Company to provide as exhibits to the Registration Statement a copy of the Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code (the "Code") and, if applicable, an opinion of counsel that any amendments to the Plan adopted subsequent thereto comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA").

     You have informed us that a copy of the latest favorable determination letter issued by the Internal Revenue Service with respect to the Plan will be attached as an exhibit to the Registration Statement. This determination letter was issued June 21, 1995, and it signifies that the governing, written Plan document meets the requirements of a qualified retirement plan under Section 401 of the Code, including Section 401(k) thereof.

     On December 18, 1995, the Hawaiian Electric Industries, Inc. Pension Investment Committee, the named fiduciary and Plan Administrator of the Plan, adopted an amendment to the Plan, entitled "Amendment 1995-1 to the Hawaiian Electric Industries Retirement Savings Plan" (the "Amendment"). Our firm drafted the Amendment. We are of the opinion that the Amendment complies with the requirements of ERISA. We are not aware of any other amendments to the Plan subsequent to the date of the latest determination letter.

     We consent to the filing of this opinion as Exhibit 5(c) to the Registration Statement and to the reference to our firm under Item 5 to the Registration Statement.

                              Sincerely,

                              /s/ D'Amato & Maloney